Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dillard’s, Inc.:
We consent to the use of our reports dated March 24, 2017, with respect to the consolidated balance sheets of Dillard’s, Inc. and subsidiaries as of January 28, 2017 and January 30, 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 28, 2017, and the effectiveness of internal control over financial reporting as of January 28, 2017, incorporated by reference in the registration statement.
/s/ KPMG LLP
Dallas, Texas
May 26, 2017